                                                                 Exhibit (h)(ii)

                          EXPENSE LIMITATION AGREEMENT

      This EXPENSE LIMITATION AGREEMENT is made as of the 14th day of December, 2004 by and between SCUDDER INSTITUTIONAL FUNDS, a Massachusetts business trust (the "Trust"), DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC., a Delaware corporation (the "Advisor"), and INVESTMENT COMPANY CAPITAL CORPORATION, a Maryland business corporation (the "Administrator"), with respect to the following:

      WHEREAS, the Advisor serves as Investment Advisor to the Trust's series set forth on Exhibit A pursuant to an Investment Advisory Agreement dated December 14, 2004 and the Administrator serves as the Trust's Administrator pursuant to an Administration Agreement dated July 1, 2001 (collectively, the "Agreements").

      NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

      1. The Advisor and Administrator agree to waive their fees and/ or reimburse expenses to the extent necessary so that the ordinary annual operating expenses for each of the Trust's series or classes set forth on Exhibit A, as may be amended from time to time, (each a "Fund") do not exceed the percentage of average daily net assets set forth on Exhibit A for the 16 month period from such Fund's fiscal year end. For the purposes of this Agreement, ordinary operating expenses for a Fund generally consist of all costs not specifically borne by the Advisor or a Fund's principal underwriter, including investment advisory fees, administration and services fees, fees for necessary professional services, amortization of organizational expenses and costs associated with regulatory compliance and maintaining legal existence and shareholder relations.

      2. This Agreement shall be effective as to each Fund as of the date the Fund commences operations after this Agreement shall have been approved by the Board of Trustees of the Trust with respect to that Fund and, unless sooner terminated as provided herein, shall continue in effect as to such Fund for successive 16 month periods from such Fund's fiscal year end, provided such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees of the Trust. Upon the termination of any of the Agreements, this Agreement shall automatically terminate with respect to the affected Fund.

      3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940 (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Delaware.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

                                      SCUDDER INSTITUTIONAL FUNDS

Attest:/s/ Rebecca Leamon         By: /s/ Bruce A. Rosenblum
       -----------------------        -----------------------------------------
Name:  Rebecca Leamon                 Name: Bruce A. Rosenblum
                                      Title: Vice President and Assistant
                                             Secretary

                                  DEUTSCHE INVESTMENT
                                  MANAGEMENT AMERICAS INC.

Attest: /s/ Rebecca Leamon        By: /s/ Jeffrey A. Engelsman
        ----------------------        -----------------------------------------
Name:   Rebecca Leamon                Name:  Jeffrey A. Engelsman
                                      Title: Assistant Secretary

                                  INVESTMENT COMPANY CAPITAL
                                  CORPORATION

Attest: /s/ Rebecca Leamon        By: /s/Jeffrey A. Engelsman
        ----------------------        -----------------------------------------
Name:   Rebecca Leamon                Name:  Jeffrey A. Engelsman
                                      Title: Assistant Secretary

                                    EXHIBIT A

                                                          Total Fund Operating Expenses
Fund                                                     (as a percentage of average daily net assets)
----                                                     ---------------------------------------------
Scudder Commodity Securities Fund - Class A Shares                            1.50%
Scudder Commodity Securities Fund - Class B Shares                            2.25%
Scudder Commodity Securities Fund - Class C Shares                            2.25%
Scudder Commodity Securities Fund - Institutional Class Shares                1.25%
Scudder Commodity Securities Fund - Class S Shares                            1.35%